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FOR IMMEDIATE RELEASE

                  RAMSAY YOUTH SERVICES, INC. CLOSES $5 MILLION
                             SUBORDINATED FINANCING

CORAL GABLES, FLORIDA, JUNE 21, 2000 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) announced today that it has closed a $5 million subordinated debt financing with ING (U.S.) Capital LLC. The proceeds of the additional financing will be used for general corporate purposes, including the expansion of the Company's business.

Ramsay Youth Services, Inc. is a leading quality provider and manager of treatment, education and community-based programs for at-risk, troubled and special needs youth. The Company has operations in nine states and the Commonwealth of Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information.


Contact:    Isa Diaz
            Vice President Corporate Relations
            (305) 569-4626